Exhibit 10.1

TERMINATION AGREEMENT

Reference is hereby made to (a) that certain Agreement and Plan of Merger (the “Merger Agreement”), dated May 26, 2023, by and among IMAC Holdings, Inc., a Delaware corporation (the “Parent”), Theralink Technologies, Inc., a Nevada corporation (“Company”), and IMAC Merger Sub, Inc., a Delaware corporation and a newly formed, wholly owned subsidiary of the Parent (“Merger Sub”) and (b) that certain Settlement, Assignment and Release Agreement (the “Settlement Agreement”), dated May 1, 2024, by and between Parent and the Company. Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

As Parent acquired the assets of the Company (other than Excluded Assets (as defined in the Settlement Agreement)) on May 1, 2024 under the terms of the Settlement Agreement, pursuant to Section 7.01 of the Merger Agreement, Parent and the Company hereby mutually consent to the termination of the Merger Agreement effective as of May 6, 2024.

The parties shall cooperate with each other and promptly prepare and file all necessary documentation to withdraw all applications, notices, petitions and filings made with, and shall use their reasonable efforts to terminate any proceedings before, any Governmental Entities in connection with the Merger Agreement, including with respect to withdrawal of the Registration Statement on Form S-4.

Each party to the Merger Agreement further mutually agrees, on behalf of itself and its respective affiliates, officers, directors, shareholders, members, successors, and assigns (collectively, “Releasors”) to release, waive, and forever discharge the other parties thereto and their respective affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors, and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, obligations, costs, expenses, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this letter arising out of or relating to the Merger Agreement.

Agreed as of this sixth day of May by:		Agreed as of this sixth day of May by:

IMAC HOLDINGS INC.		THERALINK TECHNOLOGIES, INC.
IMAC MERGER SUB, INC.

By:	/s/ Jeff Ervin	By:	/s/ Jeff Busch
Name:	Jeff Ervin	Name:	Jeff Busch
Title:	Chairman	Title:	Chairman